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                                                                      EXHIBIT 99

(DUSA LOGO)
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA PHARMACEUTICALS, INC.(R)
FOR RELEASE AT 8:00 A.M.


                     DUSA PHARMACEUTICALS INITIATES PHASE II
                     LEVULAN(R) PDT CLINICAL TRIAL FOR ACNE

WILMINGTON, MASSACHUSETTS OCTOBER 22, 2004. DUSA Pharmaceuticals, Inc. NASDAQ
NMS: DUSA), reported today the initiation of a new multicenter Phase II clinical study using the Company's Levulan(R) Kerastick(R) (aminolevulinic acid HCL, ALA) and BLU-U(R) photodynamic therapy (PDT) for the treatment of moderate to severe acne vulgaris of the face.

Independent investigator studies have reported that a single topical ALA PDT treatment can help to improve moderate and refractory acne vulgaris, and that several treatments resulted in significant improvement, by both reducing the bacteria at the site of lesions and by acting to reduce activity of sebaceous glands. However, some of the early studies used ALA applied under occlusion for several hours, which was associated with significant side effects such as pain during treatment, a strong inflammatory reaction, and hyperpigmentation. More recently, an independent investigator study used the Levulan(R) Kerastick(R) applied for 15 minutes over the face without occlusion, followed by light treatment with DUSA's BLU-U(R) for 6 minutes. Using this short drug incubation time, the investigator reported improvement in acne, but without pain, inflammation, or hyperpigmentation. (a)

Based on information from these anecdotal and independent investigator studies, DUSA has decided to initiate a study examining the safety and efficacy of short contact Levulan(R) Kerastick(R) combined with the BLU-U(R) for the treatment of patients with moderate to severe facial acne vulgaris. The new study, with up to 80 patients, including a control group, will be carried out at 3 clinical trial sites in the United States. It will examine the effect of varying drug incubation times, followed by a standardized light dose using the BLU-U(R). There will be up to four Levulan(R) PDT treatments given at 2-week intervals. The primary efficacy parameters will be acne lesion count and acne severity score, assessed 8 weeks following the final Levulan(R) PDT treatment. Safety and tolerability will also be assessed throughout the study.

Dr. Diane Berson, a renowned dermatologist at New York-Presbyterian-Weill Cornell Medical Center in New York, states "It has been a long time since we have seen a novel therapy for the treatment of acne vulgaris. A new and effective treatment would be welcomed by the medical community. I am excited to be a part of the clinical trials that will evaluate the potential of Levulan(R) PDT for the treatment of acne."

Approximately 8 of every 10 persons worldwide have acne at some point during their lives, and acne is the most common reason patients visit dermatologists in the United States. Acne is also known to have a potentially profound impact on a patient's outlook on life.


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Current standard-of-care for moderate inflammatory acne includes topical or systemic antibiotics, retinoids, cleansers, and blue light such as that provided by DUSA's BLU-U(R) therapy. However, oral antibiotics for acne have been associated with increased bacterial drug resistance, and a recent article in the Journal of the American Medical Association showed an increased risk of breast cancer.

Severe recalcitrant cystic acne is generally treated by orally administered isotretinoin (Accutane(R), Isotrex(R)). Although highly effective, isotretinoin continues to become more and more regulated by the federal government because of its potentially serious side effects, including a high risk of birth defects in the fetus if taken during pregnancy, and, in a small percentage of patients, depression. While taking isotretinoin, patients must undergo regular blood testing.

(a) Original Investigator Reports:

1. Goldman M, Boyce S. A single-center study of aminolevulinic acid and 417 nm photodynamic therapy in the treatment of moderate to severe acne vulgaris. J Drugs Dermatol 2003; 2: 393-6.

2. Itoh Y, Ninomiya Y, Tajima S et al. Photodynamic therapy of acne vulgaris with topical [symbol]-aminolevulinic acid and incoherent light in Japanese patients. Brit J Dermatology 2001; 144: 575-9.

3. Hongcharu W, Taylor C, Chang Y et al. Topical ALA-photodynamic therapy for the treatment of acne vulgaris. J Investigative Dermatology 2000; 115: 183-92.

4. Itoh Y, Ninomiya Y, Tajima S et al. Photodynamic therapy for acne vulgaris with topical aminolevulinic acid. Arch Dermatol 2000; 136:
         1093-5.

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development and marketing of Levulan Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical conditions, with a primary focus on dermatology. PDT and PD utilize light-activated compounds to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. DUSA maintains offices in Wilmington, MA, Valhalla, NY and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the number of clinical trial sites, the protocol parameters including incubation times, number and time intervals of treatments, efficacy endpoints, and safety and tolerability assessments, the opportunity for a treatment alternative and other risks identified in DUSA's SEC filings from time to time.


For further information contact: D. GEOFFREY SHULMAN, MD, President & CEO or SHARI LOVELL, Director, Shareholder Services Tel: 416.363.5059 Fax 416.363.6602 or visit www.dusapharma.com